Exhibit 10 (v)

                             STEAM PURCHASE CONTRACT


           This STEAM PURCHASE CONTRACT, dated as of November 30, 1984, by and between GUILFORD MILLS, INC., a corporation organized and existing under the laws of the State of Delaware ("Buyer"), and COGENTRIX LEASING CORPORATION, a corporation organized and existing under the laws of the State of North Carolina ("Cogentrix").
                                    RECITALS:

           A. Buyer is a manufacturer of textile goods and owns and operates textile plants throughout North Carolina, including a textile plant located at North Carolina Highway 11, Kenansville, North Carolina, known as the "Guilford East" plant ("Buyer's Plant").

           B. Cogentrix is engaged in the business of building and operating cogeneration facilities which produce steam and thermal energy for sale to industrial companies and electricity for sale to regional electric utilities.

           C. Cogentrix wishes to provide Buyer with all steam and thermal energy required for use in the operation of Buyer's Plant and has entered into certain agreements for the construction, financing and management of a cogeneration plant (the "Cogeneration Facility") to be located adjacent to Buyer's Plant and has entered into a lease (the "Lease") with Buyer of certain real property adjacent to Buyer's Plant on which such Cogeneration Facility will be constructed.

           NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, Buyer and Cogentrix hereby agree as follows:

           1. Construction of Cogeneration Facility. Cogentrix agrees to construct the Cogeneration Facility, to consist of two coal-fired boilers rated at approximately 157,500 pounds per hour and a condensing steam turbine generator rated at approximately 35,000 kilowatts, substantially in accordance with the plans and specifications issued for bids on March 12, 1984. The Cogeneration Facility will be located as shown on the plat attached hereto as Exhibit A. All costs associated with engineering, licensing, construction, and operation of the Cogeneration Facility will be the responsibility of Cogentrix. Cogentrix reserves the right to make changes in such plans and specifications, provided, however, Buyer shall have the right to approve any material changes to the plans and specifications affecting the exterior design of the Cogeneration Facility to insure that such design is aesthetically compatible with Buyer's Plant and the surrounding areas, any material changes to the pollution control equipment in the Cogeneration Facility, and any changes that would materially adversely affect Cogentrix's ability to supply the steam and thermal fluid heating requirements of Buyer's Plant. The Buyer will cooperate with Cogentrix and take any actions reasonably requested by Cogentrix, at Cogentrix's expense, to enable Cogentrix to obtain all necessary licenses and permits to construct and operate the Cogeneration Facility and to permit the sale of steam and thermal energy under this Agreement.

           2. Sale of Steam. Cogentrix agrees to sell (a) process steam, which may be high-pressure or low-pressure, to Buyer for use in Buyer's plant up to a maximum of 400,000,000 pounds of steam per annum and (b) the amount of steam required for use in the hot oil system in the Buyer's Plant up to a maximum of 40,000,000 BTU's per hour. Cogentrix will deliver and Buyer will receive the process low-pressure steam at a volume up to 100,000 lbs. per hour, with a



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
maximum peak delivery of up to 125,000 lbs. per hour for periods up to one hour. The steam for the hot oil system shall be of sufficient temperature to maintain a thermal oil temperature of 550(0)F in the hot oil header in Buyer's Plant. All steam shall be delivered with 1 ppm maximum total solids. If an amine system is used for corrosion control in the Cogentrix piping system, the conductivity of the steam delivered to the Buyer must not exceed 10 micromhos. If a nonamine system is used, the conductivity of delivered steam must not exceed 5 micromhos. Cogentrix agrees to sell to Buyer at its option high pressure steam at a volume of up to 30,000 pounds per hour at the boiler outlet station at conditions not to exceed 1500 pounds per square inch gauge ("p.s.i.g.") and 950(0)F, as may be required by Buyer. Cogentrix will install and own such meters as shall be necessary to measure and record the steam and BTU's delivered and received in accordance with the terms and conditions of this Agreement. Meters utilized for this purpose shall meet the specifications, and shall be subject to calibration and testing as set forth in Exhibit B hereto. Buyer agrees that beginning with the Initial Delivery Date as defined below, it will purchase and use or cause to be used (other than for generation of electricity) from Cogentrix during each Term Year (as defined in Subparagraph 5(c) hereof) process steam representing a minimum of 5% of the "total energy output" of the Cogeneration Facility as defined by 18 C.F.R. ss. 292.202.

           Buyer agrees that its obligation to purchase a minimum of 5% of the "total energy output" of the Cogeneration Facility under this Paragraph 2 is unconditional, and shall not be relieved by force majeure (as defined herein), transfer or closing of Buyer's Plant or otherwise, but the amounts payable



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
hereunder shall be determined in accordance with Paragraph 5(e).

           To ensure an available supply of steam to Buyer, Cogentrix agrees that in the event its operations are affected by a coal or transportation strike for a period of fourteen (14) or more consecutive days, Cogentrix shall curtail its operations and reduce production of steam and the generation of electricity for parties other than Buyer to the extent possible and for such periods of time in order to maintain a supply of coal that will enable Cogentrix to supply steam to Buyer for not less than four (4) months.

           3. Initial Delivery Date. Cogentrix agrees to make steam available to Buyer in accordance with Paragraph 2 above, and Buyer agrees to accept delivery of steam under this Agreement, within five (5) business days after Cogentrix has notified Buyer that the Cogeneration Facility is commercially operational (such date of commencement of delivery the "Initial Delivery Date"). Buyer shall have no obligations hereunder unless the Initial Delivery Date occurs on or before two (2) years six (6) months from the date of execution of this Agreement, provided that the Initial Delivery Date shall be extended by the occurrence and the continuation of an event of force majeure as defined in the succeeding sentence. As used in this Agreement, "force majeure" shall be an event by which either party shall be prevented from delivering or receiving steam by reason of or through strike, stoppage of labor, riot, fire, flood, ice, invasion, civil war, commotion, insurrection, military or usurped power, accident, order of any court or authority granted in any bona fide adverse legal proceedings or action, order of any civil authority, explosion, act of God or public enemies, or any other cause reasonably beyond the control of the parties (including Cogentrix's failure to obtain all necessary licenses and permits to construct and operate



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
the Cogeneration Facility after diligent effort by Cogentrix), and not attributable to negligence. Notwithstanding the foregoing, in no event shall the Initial Delivery Date be extended beyond four (4) years from the date of this Agreement, except by mutual agreement of the parties in writing. Upon the failure by Cogentrix to commence such delivery or failure of Buyer to receive such steam on or before the Initial Delivery Date (as extended pursuant to this Section 3), the non-breaching party, at its option and by written notice to the other party, may declare this Agreement, the Lease and any other contractual agreements or dealings between Cogentrix and the Buyer to be immediately terminated and cancelled.

           4. Term; Breaches and Remedies. This Agreement shall run concurrently with the Lease executed by the parties this same date and shall terminate on the same date as that Lease, giving effect to any renewals thereof. Cogentrix, in addition to all other legal remedies available to it, may terminate this Agreement or suspend sales of steam and thermal energy hereunder (1) for Buyer's failure to pay any applicable bill within 20 days after written notice has been given that such bill is due and payable, (2) for fraudulent or unauthorized use of Cogentrix's meters or (3) for a breach by the Buyer of paragraph 10 hereunder. In addition, Cogentrix may suspend sales until any condition on Buyer's side of the point of interconnection with Buyer's Plant actually known by Cogentrix to be, or which Cogentrix reasonably anticipates may be, dangerous to life or property has been remedied.

           Failure of Cogentrix to terminate this Agreement or to suspend the sale of steam or thermal energy at any time after the occurrence of grounds therefor, or to resort to any other legal remedy or to exercise any one or more of such altenative remedies, shall not waive or in any manner affect Cogentrix's



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
right later to resort to any one or more of such rights or remedies on account of any such ground then existing or which may subsequently occur. Any suspension of the sale of steam or thermal energy by Cogentrix or termination of this Agreement upon any authorized grounds shall in no way operate to relieve Buyer of Buyer's liability to compensate Cogentrix for services and facilities previously supplied.

           5. Purchase Price. The price Buyer shall pay Cogentrix for the purchase of steam and thermal energy shall be determined as follows: \

           (a) During the first five Term Years of this Agreement,

                (i) the price for high pressure and low pressure process steam shall be $5.10 per thousand pounds;

                (ii) the price for the steam used in Buyer's hot oil system per one million BTU's (including only the BTU's actually used in Buyer's process equipment and the BTU's lost in the piping to and from the process equipment) shall be $4.16 per 1,000,000 BTU's.

           (b) Commencing on the first day of the sixth Term Year, and on the first day of each Term Year thereafter, new purchase rates for steam and BTU's shall be computed based on the percentage increase, if any, in the Delivered Cost of Coal (as hereinafter defined) from August 1, 1985. The new purchase rates for steam and BTU's shall be computed by multiplying the appropriate purchase rate set forth in Paragraph 5(a) above, whichever is applicable (the "Base Rate") times a fraction, the numerator of which shall be the Delivered Cost of Coal in effect on the first day of the Term Year for which such



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
calculation is being made and the denominator of which shall be the Delivered Cost of Coal on August 1, 1985. As used herein, the "Delivered Cost of Coal" shall refer to the total price per ton paid by Cogentrix to purchase coal including the transportation cost per ton for delivery to the Cogeneration Facility. In no event shall such purchase prices be less than either of the Base Rates.

           (c) As used herein, the term "Term Year" shall mean the period beginning with the Initial Delivery Date or any anniversary date of the Initial Delivery Date and ending twelve months thereafter.

           (d) During each Term Year, Buyer shall be entitled to a credit to be applied against the amounts payable hereunder to Cogentrix at a rate of $1.50 per thousand pounds of steam (excluding steam used in Buyer's hot oil system) for the initial 100,000,000 pounds of steam purchased per annum, such that the maximum aggregate amount of such credit for each Term Year shall be $150,000.00.

           (e) The parties hereto agree that, if Buyer should close, sell, lease or otherwise transfer Buyer's Plant during any Term Year, Buyer shall not be relieved of its obligations hereunder except that Buyer shall thereafter be liable for payment of steam delivered under Paragraph 2 hereof at the rate of $20,000.00 per Term Year for that period commencing with the date of closing and ending on a date coinciding with the date that would have, absent the closing, sale, lease or other transfer, marked the end of the Lease term as in effect at the time of such closing, sale, lease, or other transfer. Notwithstanding the



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
foregoing, Buyer shall not be liable for any amounts under this Agreement in the event of force majeure resulting in the total destruction of Buyer's Plant.

           6. Exclusive Contract. Buyer agrees that it will not (a) purchase any of the steam or thermal fluid requirements for the Buyer's Plant from any other person, nor (b) will it produce such steam or thermal fluid itself; provided, that if Buyer shall have purchased the minimum amount required to be purchased from Cogentrix during a Term Year under Paragraph 2 hereof, Buyer may thereafter produce its steam and thermal fluid requirements in excess of such amount for the remainder of such Term Year if Buyer shall have given Cogentrix first option to supply such requirements and Cogentrix shall have been unwilling or unable to provide such requirements at a price comparable to Buyer's costs for producing such requirements. Notwithstanding anything to the contrary contained herein, Buyer agrees that it will not resell any steam or thermal energy purchased under this Agreement to any other person or entity.

           7. Interconnection with Buyer's Plant. Cogentrix shall be responsible for all required auxiliary equipment and systems required to supply steam and thermal energy to the point of interconnection with Buyer's Plant. Cogentrix will supply and maintain all piping systems between the Cogeneration Plant and the interconnection point with Buyer's Plant specified on Exhibit B hereto. Buyer will be responsible for the construction, operation and maintenance of the piping and other equipment and apparatus to be located in Buyer's Plant and required to receive the delivery of steam and thermal energy from the Cogeneration Facility to Buyer's Plant. Buyer's interconnection facilities shall be designed to accepted engineering standards. Buyer shall submit a facility description, including equipment specifications, to Cogentrix for review and approval prior to the connection of said facilities and equipment to the Cogeneration Facility. Cogentrix's review shall not be construed as confirming or endorsing Buyer's design nor as a warranty as to the safety, durability or reliability of Buyer's facility or equipment. Cogentrix shall not, by reason of its review or failure to review Buyer's facilities, be responsible for strength, details of design, adequacy or capacity of Buyer's facility or equipment, nor shall Cogentrix's acceptance be deemed to be an endorsement of any facility or equipment.

           8. Service Interruptions. Cogentrix does not guaranty a continuous supply of steam to Buyer but agrees to use reasonable diligence at all times to provide satisfactory service and to remove the cause or causes in the event of failure, interruption, reduction or suspension of service, but Cogentrix shall not be liable for any loss or damage resulting from such failure, interruption, reduction or suspension of service which is due to any accident or other cause beyond its control. Cogentrix reserves the right to suspend sales without liability on its part at such times and for such periods and in such manner as it may reasonably deem advisable for the purpose of making necessary adjustments to, changes in, or repairs to the Cogeneration Facility provided that Cogentrix will endeavor to minimize such suspension for repairs, or in cases where in Cogentrix's opinion the continuance of the delivery of steam or thermal energy from the Cogeneration Facility would endanger persons or property.

           9. Billings. Cogentrix will bill Buyer on a monthly basis for the steam and BTU's purchased by Buyer. Payment for such invoices shall be made by Buyer within fifteen (15) days after receipt of such bill. Payments made thereafter shall be subject to a late payment charge on the unpaid amount of such invoice of l1/2% per month.

           10. Assignment of Agreement. This Agreement shall be transferred and assigned by Buyer to any person or entity purchasing or leasing Buyer's Plant and, as a condition to any such purchase or lease of Buyer's Plant, Buyer will cause such purchaser or lessee to agree to be bound in accordance with the terms hereof; in such event and unless otherwise agreed, Buyer shall remain responsible to Cogentrix with respect to any successor's compliance with the minimum purchase requirements set forth in Paragraph 2 hereof subject to the limitations of Paragraph 5(e).

           Cogentrix shall have the right to assign its rights and duties under this Agreement either as collateral security or to another entity created in connection with the financing arrangements entered into by Cogentrix, by notifying Buyer of such assignment. In the event of any such assignment, Cogentrix shall remain liable for performance hereunder. Buyer agrees to execute a "Consent and Agreement" concurrently with the execution of this Agreement in form mutually satisfactory to the parties.

           Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties, their successors and assigns.

           11. Access to Premises. The duly authorized agents of Cogentrix shall, upon notice to Buyer's security personnel, have the right of ingress and egress to Buyer's Plant at all reasonable hours for the purpose of reading meters, inspecting Cogentrix's apparatus and equipment, changing, exchanging or, repairing Cogentrix's property in the Buyer's Plant, or removing such apparatus and equipment at the time of, or any time after, suspension of purchases under, or termination of, this Agreement. Buyer shall protect Cogentrix's apparatus and equipment in Buyer's Plant and shall permit no one but Cogentrix's agents to handle such apparatus and equipment. In the event of any loss of or damage to



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
such apparatus or equipment of Cogentrix caused by or arising out of carelessness, neglect or misuse by Buyer or its employees, contractors or agents, any loss or damage resulting to Cogentrix shall be paid by Buyer. In the event of any loss or damage to equipment owned by the Buyer caused by or arising out of carelessness, neglect or misuse by Cogentrix or its employees, contractors or agents, any loss or damage resulting to the Buyer shall be paid by Cogentrix.

           12. Shutdowns. In the event that any pollution control equipment in the Cogeneration Facility malfunctions, Cogentrix will shut down the operation of the boiler related to such pollution control equipment if such malfunction results in higher than government permitted levels of air pollutants in the area of Buyer's Plant. Cogentrix will undertake the repairs of such malfunctioning equipment as expeditiously as possible and will not begin operations of such boiler until there has been full compliance with all governmental clean air regulations.

           13. Indemnification. Buyer hereby agrees to indemnify and hold Cogentrix harmless from any and all liability, claims, judgments, losses, costs and expenses for injury, loss or damage to person or property, including personal injury or property damage to Cogentrix or Cogentrix's employees or agents, on account of defective construction or equipment (other than construction or equipment provided by Cogentrix), or improper or careless use of steam or thermal energy, on Buyer's side of the point of interconnection between the Cogeneration Facility and Buyer's Plant. Cogentrix hereby agrees to indemnify and hold the Buyer harmless from any and all liability, claims, judgments, losses, costs and expenses for injury, loss or damage to person or property, including personal injury or property damage to the Buyer or the



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
Buyer's employees or agents, on account of defective construction or equipment (other than construction or equipment provided by Buyer), or improper or careless use of steam or thermal energy, on Cogentrix's side of the point of interconnection between the Cogeneration Facility and Buyer's Plant or on account of any breach by Cogentrix of Paragraph 14 below.

           14. Covenants. Cogentrix covenants and agrees that it shall:

                (a) Obtain and keep in full force and effect all necessary licenses and permits required for the conduct of its business and comply with all applicable laws, rules and regulations;

                (b) Maintain environmental pollution at a level which, when combined with emissions and discharges from Buyer's Plant existing as of the Initial Delivery Date, will not exceed the maximum air, water and other pollution levels then permitted by applicable law; and

                (c) Maintain full responsibility for all applicable laws, rules and regulations relating to the storage of coal in the vicinity of the Cogeneration Facility including, without limitation, responsibility for any run-off of coal or coal by-products.

           15. Taxes. In the event that any severance or similar tax or any federal, state or local tax or fee of any kind measured by the amount of steam or thermal energy sold to Buyer or by the gross receipts or revenues from such sales of Cogentrix (other than taxes levied on or measured by the net income of Cogentrix) shall be levied upon the sale and delivery of steam or thermal energy to Buyer pursuant to this Agreement, the amount of such tax or fee shall be added to the next billing statement rendered to Buyer and Buyer shall pay such amount in full.



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
           16. Governmental Restrictions. This Agreement is subject to the jurisdiction of those governmental agencies having control over either party to this Agreement or over this Agreement. This Agreement shall at all times be subject to changes by such governmental agencies, and the parties shall be subject to conditions and obligations, as such governmental agencies may, from time to time, direct in the exercise of their jurisdiction, provided no change may be made in rates or in other essential terms and conditions of this Agreement except by agreement of the parties hereto. Both parties agree to exert their best efforts to comply with all of the applicable rules and regulations of all governmental agencies having control over either party or this Agreement.

           17. Counterparts; Amendments. This Agreement may be executed by the parties hereto in separate counterparts, each of which when executed and delivered shall be an original but all such counterparts shall constitute but one and the same instrument. This Agreement may not be terminated, amended, supplemented, waived or modified except by an instrument in writing signed by each of the parties hereto.

           18. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. If any applicable law shall render any provision of this Agreement invalid or unenforceable, the provisions of such applicable law are hereby waived by Buyer to the fullest extent permitted by applicable law, to the end that this Agreement shall be a legal, valid and binding Agreement enforceable in accordance with its terms.



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
           19. Governing Law. This Agreement is executed and delivered in the State of North Carolina and shall in all respects be governed and construed in accordance with the laws of the State of North Carolina, including all matters of construction, validity and performance.

           20. Further Assurances. Each party hereby agrees to execute and deliver all such instruments and documents and to take all such actions as the other party may from time to time reasonably request in order to effectuate fully the purposes of this Agreement.

           21. Notices. All notices and other communications hereunder shall be in writing and shall become effective, if sent by first class certified or registered mail with postage prepaid and return receipt requested, three days after deposit in the mails, or, if otherwise sent or delivered, when received, and shall be directed (a) if to Buyer, at Guilford Mills, Inc., Post Office Box U-4, Greensboro, North Carolina 27402, (b) if to Cogentrix, c/o Cogentrix of North Carolina, Inc., Two Parkway Plaza, Suite 290, Charlotte, North Carolina 28210 or (c) to such other address as any such person may designate by notice given to the other parties hereto.




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
           IN WITNESS WHEREOF, this Agreement is executed by the duly authorized officers of the parties, pursuant to the authority invested in them by the lawful action of their Boards of Directors, on the date and year first above written.
                                          GUILFORD MILLS, INC.


                                          By: /s/ Maurice Fishman
                                              ----------------------------------
                                          Title: Vice President
                                                 -------------------------------
ATTEST:


By: /s/ Paul McGarr
    ------------------------
Title: Secretary
       ----------------------

         [CORPORATE SEAL]



                                          COGENTRIX LEASING CORPORATION


                                          By: /s/ George T. Lewis, Jr.
                                              ----------------------------------
                                                    George T. Lewis, Jr.,
                                                        President


ATTEST:


By: /s/ John C. Fennelresque
    -----------------------------
Title: Assistant Secretary
       --------------------------

         [CORPORATE SEAL]






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
                                    EXHIBIT A
                                    ---------

                                   [Graphic]
                       [Map of Proposed Cogentrix Plant]

                                    EXHIBIT B
                                    ---------

           Cogentrix agrees to provide and maintain a suitable steam flow, pressure recording and totalizing meter at the point of interconnection referred to in Paragraph 7 so as to record the steam delivered to Buyer's Plant. Buyer shall have the right to approve the meter installed at the point of interconnection. Buyer shall have the right, subject to its discretion, to provide and maintain its own steam flow, pressure recording and totalizing meter as close as practicable to the point of interconnection so as to provide its own independent record of steam used by the Buyer. The interconnection point will be within five (5) feet of the exterior wall of the Buyer's present boiler room in the vicinity of the present steam header.

           Either party shall be entitled to inspect and approve any metering device installed by the other party for measuring the flow and pressure of steam as described above.

           Either party shall be entitled to have a representative present to observe the meter or meters each month at the time consumption is recorded for billing and may, in addition, inspect the meter charts at other times with prior notice to the owner of the meter.

           If either party disputes a meter's accuracy or condition, it shall so advise the owner of the meter in writing. The owner of the meter shall, within thirty (30) days after receiving such notice, advise the disputing party in writing as to its position concerning the meter's accuracy and reasons for taking such position. If the parties are unable to resolve their disagreement through reasonable negotiations, then either party may engage an unaffiliated and qualified third party to test the meter. Should the meter be found in good order, the disputing party shall bear the cost of inspection; otherwise the cost shall be borne by the owner. Any repair or replacement shall be made at the owner's expense as soon as practicable, based on the third party's report.

           In the event a meter error is discovered, the following conditions shall apply:

          1. If the error in measurement does not exceed 2%, no adjustment in previous billing shall be made.

          2. If the meter error exceeds 2%, an adjustment in previous billings will be made equivalent to one-half (1/2) of the percentage difference in meter correction for the second half of the period since the previous meter check, but in no case for a period greater than three months prior to the date the error was discovered.